Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-201052

PROSPECTUS SUPPLEMENT NO. 11

(TO PROSPECTUS DATED MARCH 17, 2015)

INSITE VISION INCORPORATED

5,078,070 Shares of Common Stock

This Prospectus Supplement No. 11 supplements our Prospectus, dated March 17, 2015, and relates to the resale by the selling stockholders identified in the Prospectus of up to an aggregate of 5,078,070 shares of our common stock issuable upon the exercise of outstanding warrants. The warrants were issued and sold to the selling stockholders in a private placement in October, November and December, 2014.

Attached hereto and incorporated by reference herein is the press release we issued on September 2, 2015.

The information contained herein, including the information attached hereto, supplements and supersedes, in part, the information contained in the Prospectus and in Prospectus Supplement No. 1, dated April 2, 2015, Prospectus Supplement No. 2, dated April 17, 2015, Prospectus Supplement No. 3, dated May 12, 2015, Prospectus Supplement No. 4, dated June 10, 2015, Prospectus Supplement No. 5, dated June 12, 2015, Prospectus Supplement No. 6, dated August 11, 2015, Prospectus Supplement No. 7, dated August 13, 2015, Prospectus Supplement No. 8, dated August 19, 2015, Prospectus Supplement No. 9, dated August 21, 2015, and Prospectus Supplement No. 10, dated August 27, 2015 (together, the Prospectus Supplements). This Prospectus Supplement No. 11 should be read in conjunction with the Prospectus and the Prospectus Supplements and is qualified in its entirety by reference to the Prospectus and the Prospectus Supplements, except to the extent that the information in this Prospectus Supplement No. 11 supersedes the information contained in the Prospectus and the Prospectus Supplements.

Our common stock is quoted on the OTC Bulletin Board under the symbol “INSV.” On September 2, 2015, the closing bid price per share of our common stock was $0.26 per share.

Our business and an investment in our securities involve significant risks. You should read the section entitled “Risk Factors” beginning on page 3 of the Prospectus and the risk factors incorporated by reference in the Prospectus as described in that section before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus Supplement No. 11. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is September 3, 2015.

For Immediate Release

InSite Vision Named in BromSite™ Patent Lawsuit;

Company Believes Lawsuit is Without Merit

ALAMEDA, Calif. – September 2, 2015 – InSite Vision Inc. (OTCBB: INSV) today announced that Johnson Matthey Pharmaceutical Materials, Inc. (Johnson Matthey) has filed a patent lawsuit in the United States District Court for the District of Delaware in connection with activities relating to InSite Vision’s New Drug Application (NDA) seeking commercial approval from the U.S. Food and Drug Administration (FDA) for BromSite™ (0.075% bromfenac) for the treatment of inflammation and prevention of pain associated with cataract surgery.

While implicitly acknowledging that InSite Vision has not infringed on the patents held by Johnson Matthey, the lawsuit nevertheless is seeking a declaration from the court that when InSite Vision commercializes BromSite it will infringe on the claims of one or more patents of Johnson Matthey and asks for an injunction against commercialization. InSite Vision intends to aggressively contest the allegations including seeking a dismissal of the complaint as a judicially premature lawsuit.

“The company has consulted outside patent counsel, and having reviewed the assertions relating to this lawsuit in great detail, believes the allegations are entirely without merit,” said Tim Ruane, InSite Vision’s Chief Executive Officer.

About InSite Vision

InSite Vision is advancing new specialty ophthalmologic products for treatment of diseases affecting the front and back of the eye. The company has two commercial products based on its innovative DuraSite® platform approved for the treatment of bacterial eye infections, AzaSite® (azithromycin ophthalmic solution) 1%, marketed in the U.S. by Akorn, Inc., and Besivance® (besifloxacin ophthalmic suspension) 0.6%, marketed by Bausch & Lomb, a wholly owned subsidiary of Valeant Pharmaceuticals International. InSite Vision has a proprietary portfolio of clinical-stage product candidates, and has filed an NDA for BromSite™ (0.075% bromfenac) for the treatment of inflammation and prevention of pain associated with cataract surgery. InSite Vision currently plans to file an NDA with the FDA in 2017 for the commercial approval by the U.S. Food and Drug Administration (FDA) of DexaSite™ for the treatment of blepharitis. InSite Vision’s AzaSite Plus™ is advancing through Phase 3 clinical studies for the treatment of eye infections, and ISV-101 is in Phase 1/2 clinical development for dry-eye disease and inflammation. For further information on InSite Vision, please visit www.insitevision.com.

Cautionary Statements Related to Forward-Looking Statements

Statements in this document that are not strictly historical, including statements regarding InSite’s intention to aggressively contest the allegations contained in the Johnson Matthey patent suit, its intentions regarding same, the potential outcome of such suit, InSite’s clinical and regulatory plans, including its expectation of filing an NDA for DexaSite for the treatment of blepharitis (“DexaSite NDA”) in 2017, and other statements contained herein may be “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve a number of risks and uncertainties. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements and you should not place undue reliance on any such forward-looking statements. These factors include risks and uncertainties related to, among other things: that InSite’s plans with respect to contesting such suit may change; the outcome of any litigation, including the Johnson Matthey patent suit, are inherently unpredictable and the outcome is uncertain; general economic conditions and conditions affecting the industries in which InSite Vision operates; InSite Vision’s and QLT’s ability to satisfy conditions in the QLT merger agreement and consummate a merger in the anticipated timeline or at all; and InSite’s ability to file the DexaSite NDA in a timely manner or at all. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in InSite Vision’s SEC filings, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2015 under the caption “Risk Factors” and elsewhere in such reports. The forward-looking statements made herein speak only as of the date hereof and neither InSite Vision nor any of its affiliates assumes any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise, except as required by law.

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AzaSite®, DuraSite® and DuraSite® 2 are registered trademarks of InSite Vision Incorporated.

AzaSite Xtra™, AzaSite Plus™, BromSite™, DexaSite™ and BromDex™ are trademarks of InSite Vision Incorporated.

Besivance® is a registered trademark of Bausch + Lomb Incorporated.

Contact Information

InSite Vision

Louis Drapeau, 510-747-1220

Chief Financial Officer

mail@insite.com

Media/Investor Inquiries

BCC Partners

Karen L. Bergman, 650-575-1509

Susan Pietropaolo, 845-638-6290